Filed pursuant to Rule 433

Dated February 28, 2024

Issuer Free Writing Prospectus supplementing the

Final Base Shelf Prospectus

dated May 17, 2023

Registration No. 333-272013

GFL Environmental Inc. Announces Secondary Offering of 17,000,000 Subordinate Voting Shares by Selling Shareholders

VAUGHAN, ON, February 28, 2024 – GFL Environmental Inc. (NYSE: GFL) (TSX: GFL) (“GFL” or the “Company”) today announced that BCEC GFL Borrower (Cayman) LP, Ontario Teachers’ Pension Plan Board, GFL Borrower II (Cayman) LP, Poole Private Capital, LLC, and entities affiliated with HPS Investment Partners, LLC (collectively, the “Selling Shareholders”) intend to offer for sale 17,000,000 subordinate voting shares (the “Shares”). GFL will not receive any proceeds from the sale of the Shares (the “Offering”). RBC Capital Markets, LLC and RBC Dominion Securities Inc. will act as underwriters for the Offering in the United States and Canada, respectively.

The Shares issued pursuant to the Offering will be offered in all provinces and territories of Canada by way of a prospectus supplement (the “Prospectus Supplement”) to the Company’s short form base shelf prospectus (the “Base Shelf Prospectus”). The Company has filed a registration statement on Form F-10 (the “Form F-10”) and will file the Prospectus Supplement with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with the multi-jurisdictional disclosure system established between Canada and the United States.

No securities regulatory authority has either approved or disapproved the contents of this news release. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such province, state or jurisdiction.

Prospective investors should read the Base Shelf Prospectus, the Prospectus Supplement, when available, and the documents incorporated by reference therein before investing in the Shares. When available, these documents may be accessed for free on SEDAR+ at www.sedarplus.ca.

GFL has filed the Form F-10 registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, copies of the prospectus and Prospectus Supplement relating to the Offering may be obtained, when available, upon request from RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, New York, NY 10281, by telephone at 877-822-4089 or by email at equityprospectus@rbccm.com or RBC Dominion Securities Inc., 180 Wellington Street West, 8th Floor, Toronto, ON M5J 0C2, Attention: Distribution Centre, or via telephone: 1-416-842-5349, or via email at Distribution.RBCDS@rbccm.com.

Filed pursuant to Rule 433

Dated February 28, 2024

Issuer Free Writing Prospectus supplementing the

Final Base Shelf Prospectus

dated May 17, 2023

Registration No. 333-272013

About GFL

GFL, headquartered in Vaughan, Ontario, is the fourth largest diversified environmental services company in North America, providing a comprehensive line of solid waste management, liquid waste management and soil remediation services through its platform of facilities throughout Canada and in more than half of the U.S. states. Across its organization, GFL has a workforce of more than 20,000 employees.

Forward Looking Statements

This news release includes certain “forward-looking statements” within the meaning of applicable securities laws, including statements relating to the proposed Offering. In some cases, but not necessarily in all cases, forward-looking statements can be identified by the use of forward looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking statements. Forward-looking statements are not historical facts, nor guarantees or assurances of future performance but instead represent management’s current beliefs, expectations, estimates and projections regarding future events and operating performance. Forward-looking statements are necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by GFL as of the date of this release, are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, the factors described in the “Risk Factors” section of GFL’s annual information form for the 2023 fiscal year filed on Form 40-F and GFL’s other periodic filings with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. These factors are not intended to represent a complete list of the factors that could affect GFL. However, such risk factors should be considered carefully. There can be no assurance that such estimates and assumptions will prove to be correct. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. GFL undertakes no obligation to publicly update any forward-looking statement, except as required by applicable securities laws.

For more information:

Patrick Dovigi

+1 905 326-0101

pdovigi@gflenv.com